CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                  June 4, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555

The Bank of New York
15 Broad Street
New York, New York  10005


                   Re: Van Kampen Focus Portfolios, Series 343
                       ---------------------------------------


Ladies/Gentlemen:

         We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Focus Portfolios, Series 343 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated June 4, 2002 (the "Indenture") among Van Kampen Funds Inc., as depositor, (the "Depositor") Van Kampen Investment Advisory Corp., as supervisor, and The Bank of New York, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Internet Portfolio, Series 33, The Roaring 2000ssm Portfolio, Series 17 and The Roaring 2000ssm Portfolio, Classic Series 17 (the "Trusts").

         In this connection, we have examined the registration statement and the prospectus for the Fund, the Indenture, and such other instruments and documents as we have deemed pertinent.

         The assets of each Trust will consist of a portfolio of equity securities (the "Equity Securities") as set forth in the Prospectus. For purposes of this opinion, it is assumed that each Equity Security is equity for federal income tax purposes.

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

                   (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

                  (ii) A Unitholder will be considered as owning a pro rata share of each asset of each Trust in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of each Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned the Trust's assets. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset at the time when such income would be considered to be received by the Unitholder if the Unitholder directly owned a Trust's assets. A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code ) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property.

                 (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Equity Security held by his or her Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases the Units), in order to determine his or her tax basis for his or her pro rata portion of each Equity Security held by the Trust.

                  (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of stock is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired the Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

                   (v) If the Trustee disposes of a Trust asset (whether by sale, taxable exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his or her basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) among each of the Trust's assets (as of the date on which the Units were acquired) ratably according to their values as of the valuation date nearest the date on which he or she purchased such Units. A Unitholder's basis in his or her Units and of his or her fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which is not taxable as ordinary income.

                  (vi) Under the Indenture, under certain circumstances, a Unitholder may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of a Trust. Upon such redemption or terminations, a Unitholder will receive cash representing his or her pro rata portion of the foreign Equity Securities in his or her Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of his or her Trust's assets. If a Unitholder does not elect to acquire units of a subsequent Van Kampen trust using Equity Securities received from a Trust, by electing to receive a distribution of Equity Securities, a Unitholder will receive whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by a Trust will depend upon whether or not a Unitholder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unitholder will not recognize gain or loss if a Unitholder only receives Equity Securities in exchange for his or her pro rata portion of the Equity Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a Trust asset or a fractional share of an Equity Security held by a Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his or her tax basis in such Trust asset or fractional share. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Equity Security owned by his or her Trust.

                 (vii) Under the Indenture, under certain circumstances, a Unitholder may be able to elect to purchase units of a subsequent trust using Equity Securities received from his or her Trust. The following opinion assumes that the subsequent trust will not be taxed as a corporation and that each unit owner will be treated as the owner of a pro rata portion of the assets held by the subsequent trust. If such an election is made, each Unitholder's pro rata portion of the Equity Securities held by his or her Trust will be transferred to an agent. To the extent any Equity Securities held by the Unitholder's Trust will not be a part of the portfolio of the subsequent trust, such Equity Securities will be sold by the agent on the Unitholder's behalf and the proceeds used to purchase, on the Unitholder's behalf, securities for the subsequent trust. For federal income tax purposes, Unitholders will not recognize gain or loss (a) on the distribution of their pro rata portion of such Equity Securities from a Trust or (b) on the deposit of their pro rata portion of such Equity Securities to the subsequent trust. Unitholders will have the same basis in their portion of such Equity Securities that they had prior to the exchange and the holding period of such Equity Securities will include the period that they held the Equity Securities in a Trust prior to the exchange. Unitholders will, however, realize gain or loss for federal income tax purposes with respect to their pro rata portion of Equity Securities that are sold by the agent on their behalf. The amount of gain or loss realized will be equal to the difference between the amount of cash Unitholders are considered to have received with respect to such portion of Equity Securities and their tax basis in such Equity Securities.

         A domestic corporation owning Units in a Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends received by its Trust (to the extent such dividends are taxable as ordinary income and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

         To the extent dividends received by a Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

         Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

         A Unitholder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in an Equity Security is either sold by his or her Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor, subject to various non-recognition provisions of the Code.

         It should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions." In addition, the Code treats certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts, or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period.

         It should be noted that payments to a Trust of dividends on Equity Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his or her share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

         Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                                          Very truly yours,


                                                          CHAPMAN AND CUTLER

MJK/erg